Exhibit 10.51

Federal-Mogul 2008 Management

Incentive Uplift Plan

Goal:

The 2008 Management Incentive Uplift Plan (2008 Uplift) is a special program designed to incentivize long term performance and retain critical skills. Toward this goal it provides participants with the opportunity to receive an additional bonus for 2008 achievements.

Participants:

This program is being offered to a select group of employees and applies solely to the calendar year 2008. Individual employees are eligible for participation in the 2008 Uplift based upon appointment by the President and Chief Executive Officer. Because of limited participation in this program, employees are expected to keep their participation confidential.

Target Bonus:

The 2008 Uplift Target Bonus Percentage is assigned to eligible participants at the discretion of the President and Chief Executive Officer.

For example, the President and Chief Executive Officer may elect to assign a Manager with a normal MIP Target Award of 20% of base a 2008 Uplift Target Bonus of 10%. When combined with the annual MIP program his/her combined 2008 Target Award is 30%.

Shown another way this example would provide:

Annual MIP Target Bonus	20%
2008 Uplift Target Bonus	10%

Combined 2008 Target Awards	30%

Pro-Ration:

If an employee is hired or promoted during 2008, the calculation of his/her award will be prorated in the same manner as the annual MIP prorata calculation formula. If a participant is not actively at work for a period of more than three months, his/her award will be pro-rated.

Metrics:

The 2008 Uplift program metrics focus on Corporate-Wide EBITDA, Corporate-Wide Free Cash Flow, New Business Bookings, and Return on Equity as calculated by the Corporate Finance department.

Corporate-Wide EBITDA - Earnings Before Interest, Taxes, Depreciation and Amortization.

Corporate-Wide Free Cash Flow - EBITDA adjusted for capital expenditures and interest.

New Business Bookings - The total dollar value of newly booked contracts in 2008. A target value will be calculated based on an expected average annual growth rate and average product life cycles.

Return on Equity - Federal-Mogul’s net income, adjusted for non-budgeted exceptional charges, divided by equity.

2008 Uplift Payout Ranges:

The metrics and their achievement levels are the basis for payout calculations. However, each participant’s individual performance and contributions will also be considered and may alter the final payout. The payout range for the 2008 Uplift program is from 0 to 200% of a participant’s 2008 Uplift Target Bonus. If an employee’s 2008 Uplift Target Bonus is, for example, 10% of base salary; he may receive an amount equal to zero up to 20% of base salary.

Target Achievement Level:

If for any metric the achievement level equals 100% of the goal, the payout for that metric will be 100%.

Minimum Achievement Level:

If, for any metric the achievement level does not equal or exceed 85% of the target, the payout for that metric will be zero. At the 85% achievement level the payout is 63%.

Maximum Achievement Level:

The maximum level of achievement for a payout is 125% of the target for a metric. At 125% achievement, the 2008 Uplift payout level is 200% for that metric.

The payout curve between the minimum achievement level and 100% is linear; as is the payout curve between 100% and the maximum achievement level.

Payout Timing:

Two-thirds ( 2/3) of the 2008 Uplift payout will be made within 30 days after completion of the annual audit of results and between January 1, 2009 and March 15, 2009. One-third ( 1/3) of the 2008 Uplift payout will be made between January 1, 2010 and March 15, 2010. Interest will be credited to the deferred amount at a rate equal to the average one-month LIBOR plus 1.9375% over such deferral period.

2008 Uplift participants must be actively employed on the day of payout to be eligible for either portion of the 2008 Uplift payment.

In all countries, local tax laws apply. 2008 Uplift payments are pensionable income. In the U.S., payments are subject to 401(k) deduction elections and statutory withholding.

Executive Discretion:

The President and Chief Executive Officer may make changes to the 2008 Uplift program and alter, postpone or disallow individual or location payments, within his sole discretion, as he deems appropriate within the plan’s payout range of zero to 200% of Target. With respect to the President and Chief Executive Officer’s participation and award payment the Compensation Committee of the Board of Directors shall have sole discretion.

Compensation Committee of the Board of Directors:

All incentive plan designs and awards, if any, are subject to approval of the Compensation Committee of the Board of Directors.

General Provisions:

a) Withholding of Taxes: Federal-Mogul shall withhold the amount of taxes which, in the determination of the Company, are required under law with respect to any amount due or paid under the Plan.

b) Expenses: Federal-Mogul is responsible for all expenses and costs in connection with the adoption and administration of the Plan.

c) Active Employment: Active employment means actively engaged in the work of the corporation. Those in severance or notice period status pending termination are not considered in active employment.

d) Voluntary Termination: Subject to the Executive Discretion clause above, in the event a participant elects to leave Federal-Mogul before either portion of the 2008 Uplift payment is made, all rights under this Plan cease and no benefit is vested, accrued or due under the Plan.

e) Retirement: If a participant retires in accordance with the provisions of an applicable retirement or pension plan or policy, he/she will be paid any deferred portion of the 2008 Uplift at the same time as other participants.

f) Involuntary Termination: Subject to the Executive Discretion clause above, if a participant is involuntarily terminated for reasons other than “for cause”, dies, or becomes permanently disabled prior to December 31, 2008 he/she will be paid a pro-rated portion of his/her calculated 2008 Uplift bonus. The pro-ration will be calculated based on the formula (x times Target 2008 Uplift bonus times the final calculated payout percentage) where x equals a fraction where the numerator is the number of days the employee is employed in the year and the denominator is 365.

Payment will be made at the same time active participants are paid between January 1, 2009 and March 15, 2009.

In the event of involuntary termination, payment of this pro-rated 2008 Uplift bonus is contingent on the employee signing the form of Federal-Mogul Agreement and Release.

Limitations:

a) No Continued Employment:

Neither the establishment of the Plan, participation in the Plan, nor any payment thereunder shall be deemed to constitute an express or implied contract of employment of any participant for any period of time or in any way abridge the rights of Federal-Mogul to determine the terms and conditions of employment or to terminate the employment of any employee with or without cause at any time.

b) Other Plans:

Nothing contained herein shall limit Federal-Mogul’s power to make regular or discretionary payments to employees of Federal-Mogul, whether or not they are participants in this Plan.

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